Exhibit 99
NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Brian Korb
Chief Financial Officer	The Trout Group
(302) 456-6789	(646) 378-2923
www.sdix.com	bkorb@troutgroup.com
Strategic Diagnostics Reports Second Quarter 2008 Results
Revenues and Net Income Lower, but Growth in Key Segments:
Genomic Antibody TechnologyTM Revenue Grows 121% — Food Pathogens Revenues Grows 16%
Water and Environmental Product Revenues Grow 19% Year over Year
NEWARK, Del., July 31, 2008 - Strategic Diagnostics Inc. (NASDAQ: SDIX) — a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial, environmental and scientific applications, today reported financial results for the quarter and six months ended June 30, 2008. Revenues for the quarter decreased 2% to $6.6 million, compared to $6.7 million for the same period in 2007. Revenues for the second quarter of 2008 were positively impacted by a 16% year-over-year increase in sales of Food Pathogen products, a 19% year-over-year increase in sales of Water and Environmental products and a 121% year-over-year increase in Genomic Antibody Technology™ (GAT™) products. These solid gains were offset by a 50% decline in the Bulk Antibody business.
Year-to-date revenues increased 3% to $13.7 million, versus $13.4 million for the same period in 2007.
Second Quarter and Recent Highlights
•	$1.4M of new orders for the Company’s GAT™, representing 53 new customers, were processed in the first six months of 2008.

•	SDI was selected as the key supplier to SAIC-F and the National Cancer Institute for the development of a comprehensive portfolio of 42 monoclonal antibodies to be utilized in cancer research.

•	SDI entered into an antibody supply agreement using its GAT™ platform for the study of chromosome proteins.

•	SDI entered into an antibody supply agreement for the study of Usher Syndrome with the University of Oregon, Eugene and the Louisiana State University Health Science Center, New Orleans.

•	One of 22 Chinese provincial governments adopted SDI’s portable Deltatox® water toxicity detection system to be used in their efforts for water quality improvement.
o	50 Deltatox® units used were by China for disaster recovery efforts following the earthquake in Sichuan province.

o	Microtox® and Deltatox® are being used to test drinking water during the 2008 Olympic Games in China.
•	Francis DiNuzzo, previously Executive Vice President and Chief Commercial Officer of the Company, was appointed interim Chief Executive Officer.
Francis DiNuzzo, the Company’s interim Chief Executive Officer, commented, “The second quarter was a challenge for the Company due to a shortfall in business from key bulk antibody customers. The drop in the bulk antibody orders appears to be a short-term situation driven by some excess inventory of antibodies at our customers due to the quality, quantity and timing of the bulk antibodies that they purchased from us last year. We have clear indications from many of these key customers that once their inventory is depleted, they will renew their purchasing from us, and that future purchases will occur on more regular, predictable patterns. In addition to the margin decreases stemming from the shortfall in bulk antibody revenue, our earnings were adversely affected by substantial one-time charges associated with the departure of the former CEO. We have already taken action to contain costs in our Antibody production organization until the revenue picture improves.
“As the short-term decline in the antibody business and the costs associated with our CEO transition are put behind us, our expectation is that the Company will return to profitability by the end of the year. I am particularly pleased with the growth we saw in the second quarter in GAT™, Food Pathogens and the Water and Environmental businesses. Our investments in these areas keep us well-positioned for upside potential in the future as our technology and business focus shifts toward the higher value life science markets and high-growth segments of the food industry. SDI’s strong technology platforms continue to differentiate us as a rapidly growing antibody and antibody technology company, as well as an innovator in the production of high-value antibody reagents in the life science area.”
Financials

			Six-Months	Six-Months
In 000s	Q2 - 2008	Q2 - 2007	2008	2007
Revenues	$6,584	$6,725	$13,739	$13,372
Gross Profit	3,400	4,078	7,433	8,148
R&D Expense	921	764	1,861	1,461
SG&A Expense	4,123	3,099	7,301	5,761
Operating Income (Loss)	(1,644)	215	(1,729)	926
Pre-tax Income (Loss)	(1,607)	331	(1,630)	1,152
Net Income (Loss)	(1,081)	204	(1,093)	694
The slight decline in revenue for the second quarter of 2008 was primarily due to a shortfall in the bulk antibody business.
Gross profit (defined as total revenues less manufacturing expenses) for the quarter ended June 30, 2008 totaled $3.4 million, as compared to $4.1 million for the same period in 2007. Gross margins were 52% for the second quarter of 2008 compared to 61% for the same period in 2007. Margins were negatively impacted by the revenue decline, most specifically in the Antibody business, where various fixed costs were a key factor in the erosion of margins.
Selling, general and administrative (SG&A) costs rose to $4.1 million for the second quarter of 2008 from $3.1 million for the second quarter of 2007. As a percentage of sales in these periods, SG&A expenses were 63% of revenues compared to 46% for the prior year. The majority of this increase is a direct result of the charges associated with the CEO change. In addition, as in the first quarter, the remaining increase is attributable to investment in the areas of sales and marketing aligned with the Company’s increasing focus on the life science markets. Research and development costs rose to $0.9 million for the second quarter of 2008 from $0.7 million for the second quarter of 2007. Research and development costs were 14% of revenues for the second quarter of 2008 compared to 11% for the second quarter of 2007. This increase is associated with the ongoing development of SDI’s GAT™ platform.
Pretax loss for the second quarter of 2008 totaled $1.6 million, compared to pretax income of $0.3 million for the prior year’s second quarter. Net loss for the 2008 second quarter was $1.1 million, or $0.05 per diluted share, compared to net income of $0.2 million, or $0.01 per diluted share, for the second quarter last year. Diluted shares totaling 20.5 million and 20.6 million were used in the computations for the second quarters of 2008 and 2007, respectively.
Antibody Products
Antibody revenues decreased 18% to $2.9 million for the quarter ended June 30, 2008, compared to $3.5 million for the same period in 2007, primarily related to the aforementioned decrease in bulk antibody business which was reduced by 50% in comparison to the second quarter of 2007. GAT™ antibodies continue to show strong growth, reaching $0.3M for the second quarter, a 121% increase from the same period last year.

Food Safety Products
Food safety revenues totaled $2.0 million for the second quarter of 2008, compared to $1.8 million for the same quarter in 2007. Food pathogen revenues increased 16% in the current quarter as compared to the second quarter of 2007 as the Company’s SELECT™ product line continues to gain traction in the marketplace. 2007, as the company continues to gain traction with its new RapidChek® SELECT™ range of products.
Ag-GMO Products
Revenues for Ag-GMO products totaled $0.7 million for the second quarter of 2008, compared to $0.6 million for the second quarter of 2007, an increase of 8%. The Company does not consider its Ag-GMO segment to be an area of growth for the Company, and revenues from this segment have declined over the past several years and are expected, in general, to continue to do so.
Water and Environmental Products
Water and environmental products revenue was $1.7 million for the second quarter of 2008 compared to $1.4 million for the second quarter of 2007, primarily due to sales of Microtox® and Deltatox® units in China.
Industrial Biofermentation
During the quarter, the Company continued the development of its bacteriophage technology for application in the production of ethanol from corn. The Company is working with Energetix LLC as its consultant and continues its path forward to have a demonstration in a pilot ethanol plant in the third quarter of this year.
Balance Sheet
The Company completed the quarter ended June 30, 2008 with a cash balance of $11.4 million. Stockholders’ equity at June 30, 2008 was $36.5 million.
Conference Call
A conference call to review second quarter results is scheduled for 4:30 p.m. Eastern Time on July 31, 2008. The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.). A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 7:30 p.m. Eastern time on July 31, 2008 through 11:59 p.m. Eastern Time on August 1, 2008. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 292326.
About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. is a leading provider of biotechnology-based detection solutions for a broad range of food, water, agricultural, industrial, environmental and scientific applications. By applying its core competencies of antibody and assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in proteomics research and discovery.
This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	June 30,	December 31,
	2008	2007

ASSETS
Current Assets :
Cash and cash equivalents	$11,356	$12,988
Receivables, net	3,952	4,110
Inventories	3,964	4,204
Deferred tax asset	662	1,201
Other current assets	966	521

Total current assets	20,900	23,024

Property and equipment, net	5,477	5,481
Other assets	4	7
Deferred tax asset	8,529	7,389
Goodwill, net	4,173	4,201
Intangible assets, net	1,727	1,847

Total assets	$40,810	$41,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities :
Accounts payable	$425	$569
Accrued expenses	1,830	1,866
Deferred revenue	10	5
Current portion of long-term debt	611	611

Total current liabilities	2,876	3,051

Long-term debt	1,335	1,640
Other non-current liabilities	130	130

Total non-current liabilities	1,465	1,770

Stockholders’ Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 35,000,000 shares authorized, 20,485,947 and 20,410,540 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	205	205
Additional paid-in capital	40,025	39,594
Accumulated deficit	(3,923)	(2,830)
Cumulative translation adjustments	162	159

Total stockholders’ equity	36,469	37,128

Total liabilities and stockholders’ equity	$40,810	$41,949

The accompanying notes are an integral part of these statements.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues	$6,584	$6,725	$13,739	$13,372

OPERATING EXPENSES:
Manufacturing	3,184	2,647	6,306	5,224
Research and development	921	764	1,861	1,461
Selling, general and administrative	4,123	3,099	7,301	5,761

Total operating expenses	8,228	6,510	15,468	12,446

Operating income (loss)	(1,644)	215	(1,729)	926

Interest income (expense), net	37	116	99	226

Income (loss) before taxes	(1,607)	331	(1,630)	1,152

Income tax expense (benefit)	(526)	127	(537)	458

Net income (loss)	(1,081)	204	(1,093)	694

Basic net income (loss) per share	$(0.05)	$0.01	$(0.05)	$0.03

Shares used in computing basic net income (loss) per share	20,491,000	20,334,000	20,466,000	20,272,000

Diluted net income (loss) per share	$(0.05)	$0.01	$(0.05)	$0.03

Shares used in computing diluted net income (loss) per share	20,491,000	20,619,000	20,466,000	20,466,000

The accompanying notes are an integral part of these statements

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months
	Ended June 30,
	2008	2007

Cash Flows from Operating Activities :
Net income (loss)	$(1,093)	$694
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities :
Depreciation and amortization	660	603
Share-based compensation expense	400	218
Deferred income tax provision	(572)	398
(Increase) decrease in :
Receivables	158	(28)
Inventories	240	(892)
Other current assets	(445)	(335)
Other assets	3	(4)
Increase (decrease) in :
Accounts payable	(144)	(98)
Accrued expenses	(45)	98
Deferred Revenue	5	27
Other non-current liabilities	—	89

Net cash provided by (used in) operating activities	(833)	770

Cash Flows from Investing Activities :
Purchase of property and equipment	(538)	(1,360)
Proceeds from sale / disposal of assets	2	—

Net cash used in investing activities	(536)	(1,360)

Cash Flows from Financing Activities :
Proceeds from exercise of incentive stock options	—	447
Proceeds from employee stock purchase plan	39	11
Repayments on financing obligations	(305)	(105)

Net cash provided by (used in) financing activities	(266)	353

Effect of exchange rate changes on cash	3	(33)

Net decrease in Cash and Cash Equivalents	(1,632)	(270)

Cash and Cash Equivalents, Beginning of Period	12,988	10,892

Cash and Cash Equivalents, End of Period	$11,356	$10,622

Supplemental Cash Flow Disclosure :

Cash paid for taxes	10	130

Cash paid for interest	63	19

The accompanying notes are an integral part of these statements